          As filed with the Securities and Exchange Commission on October 20, 2015

 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933
_____________________

SECURITY NATIONAL FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)
_____________________

Utah	87-0745941
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5300 South 360 West, Suite 250
Salt Lake City, Utah 84123
(Address of principal executive offices)
_____________________

2014 Director Stock Option Plan
(Full title of the Plan)
______________________

Scott M. Quist
Chairman, President and
   Chief Executive Officer
5300 South 360 West, Suite 250
Salt Lake City, Utah 84123
(801) 264-1060
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Randall A. Mackey, Esq.
Mackey Price & Mecham
57 West 200 South, Suite 350
Salt Lake City, Utah 84101
(801) 575-5000
______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934. (check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (l)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A common stock, par value $2.00 per share
2014 Director Stock Option Plan	150,000	$6.10	$915,000.00	$106.32

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any  additional shares of the Registrant's Class A common stock that become issuable under the 2014 Director Stock Option Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of Registrant’s outstanding shares of Class A common stock.

(2)
Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee, based   upon the average of the high and low prices of Registrant’s Class A common stock as reported on the NASDAQ National Market on October 19, 2015.

Explanatory Note

Security National Financial Corporation (the “Company”) is registering 150,000 shares of the Class A common stock for issuance under the Security National Financial Corporation 2014 Director Stock Option Plan (the “2014 Director Plan”), with the filing of the Form S-8 Registration Statement (the “Registration Statement”).  The Company’s stockholders approved the 2014 Director Plan at the Company’s Annual Meeting of Stockholders held on July 2, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information*

Item 2.  Registration Information and Employee Plan Annual Information

* The prospectus containing information required by Part I of Form S-8 and related to this Registration Statement are omitted  from this Registration Statement in accordance with the note to Part I of Form S-8.  The Company will send or give to each  participant in the 2014 Director Plan a copy of the prospectus or documents containing information specified in Part 1 of Form S-8, as specified by Rule 428(b)(1) of the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission, the prospectus for the 2014 Director Plan is not being filed with or included in this Registration Statement.  The prospectus for the 2014 Plan and the documents incorporate by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, each constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are hereby incorporated by reference in this Form S-8 Registration Statement:

(a)	The Registrant’s Report on Form 8-K, as filed on January 5, 2015 (SEC File No. 000-09341).
(b)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed on March 31, 2015 (SEC File No. 000-09341).
(c)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, as filed on May 15, 2015 (SEC File 000-09341).
(d)	The Registrant’s Schedule 14A Definitive Proxy Statement, as filed on May 27, 2015 (SEC File No. 000-09341)
(e)	The Registrant’s Report on Form 8-K, as filed on July 13, 2015 (SEC File No. 000-09341).
(f)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015, as filed on August 14, 2015 (SEC File No. 000-09341).
(g)	The Registrant’s Report on Form 8-K, as filed on October 7, 2015 (SEC File No. 000-09341).
(h)	The description of the Company’s Class A common stock contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (SEC No. 000-09341).

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filled in accordance with the rules of the Commission  shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any  subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities

Not applicable.

Item 5.    Interests of Named Experts and  Counsel

Not applicable.

Item 6.    Indemnification of Directors and Officers

Article XIV of the Registrant’s Articles of Restatement and Amendment to the Articles of Incorporation and Article 8 of Registrant’s Amended Bylaws and in accordance with Section 16-10a-901 et seq. of the Utah Revised Business Corporation Act, provide that Registrant may, to the fullest extent and in the manner permitted by the Utah Revised Business Corporation Act, indemnify an individual made a party to a proceeding because he is or was a director of Registrant, against liability incurred in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, if the individual's conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the Registrant’s best interests, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.  The liability against which indemnification is applicable is the liability incurred with respect to a proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses.  The termination of a proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent is not, of itself, determinative that the individual's conduct was not in good faith, that the individual did not reasonably believe that his conduct was in, or not opposed to, Registrant’s best interests or that, in the case of any criminal proceeding, the individual had reasonable cause to believe his conduct was unlawful.   Registrant may also indemnify an officer who is not a director, if not inconsistent with public policy, and if provided for by its Amended and Restated Articles of Incorporation, Amended Bylaws, or general or specific action of its Board of Directors, or contract.

Registrant may not indemnify an individual unless authorized and a determination is made in the specific case that indemnification of the individual is permissible in the circumstances because his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to Registrant’s best interests, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.  Registrant may pay for or reimburse the reasonable expenses incurred by an individual who is a party to a proceeding in advance of final disposition of the proceeding if (1) the individual furnishes Registrant a written affirmation of his good faith belief that his conduct was in good faith, that he reasonably believed that his conduct was in, or not opposed to Registrant’s best interests, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; and (2) he individual furnishes to Registrant a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct referenced in part (1) of this sentence.  In addition to the individual furnishing the aforementioned written affirmation and undertaking, for Registrant to advance expenses, the determination must also be made that the facts then known to those making the determination would not preclude indemnification.

All determinations relative to indemnification must be made as follows: (1) by the Board of Directors of Registrant by a majority vote of those present at a meeting at which a quorum is present, and only those directors not parties to the proceeding shall be counted in satisfying the quorum; or (2) if a quorum cannot be obtained as contemplated in part (1) of this sentence, by a majority vote of a committee of the Board of Directors designated by the Board of Directors of  Registrant, which committee shall consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee; or (3) by special legal counsel selected by the Board of Directors or its committee in the manner prescribed in part (1) or (2) of this sentence (however, if a quorum of the Board of Directors cannot be obtained under part (1) of this sentence and a committee cannot be designated under part (2) of this sentence then a special legal counsel shall be selected by a majority vote of the full Board of Directors, in which selection directors who are parties to the proceeding may participate); or (4) by shareholders, by a majority of the votes entitled to be cast by holders of qualified shares present in person or by proxy at a meeting.

Item 7.    Exemption From Registration Claimed

  Not applicable.

Item 8.    Exhibits

  The following exhibits are filed as a part of this Registration Statement:

  Exhibit No.  Description

3.1
Articles of Restatement and Amendment to the Articles of Incorporation (incorporated by reference to Exhibit 3.1 to Registrant’s Schedule 14A Definitive Proxy Statement, as filed on June 2, 2014, SEC File No. 000-09341).

3.2	Amended Bylaws (incorporated by reference to Exhibit 3.2 to Registrant’s Form 8-K, as filed on December 13, 2013, SEC File No. 000-09341).

4.1
Specimen Certificate of Class A Common Stock, $2.00 par value (incorporated by reference to Exhibit 4.1 to Registrant’s Registration Statement on Form S-1, as filed on June 29, 1987, SEC File No. 33-15248).

5.1	Opinion of Mackey Price & Mecham P.C., as to legality (including consent).

23.1	Consent of Eide Bailly LLP.

23.2	Consent of Mackey Price & Mecham, P.C. (Included in Exhibit 5.1 above).

24.1	Power of Attorney (see page II - 6).

99.1
Security National Financial Corporation 2014 Director  Stock  Option Plan (incorporated by reference to the Exhibit to Registrant’s Schedule 14A Definitive Proxy Statement, as filed on June 2, 2014, SEC. File No. 000-09341).

Item 9.  Undertakings

(A)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) shall not apply of the information required to be included in a post-effective amendment by those paragraphs that is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on the 20th day of October, 2015.

Security National Financial Corporation

By: /s/ Scott M. Quist
Scott M. Quist, Chairman, President
and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott M. Quist	Chairman of the Board, President	October 20, 2015
Scott M. Quist	and Chief Executive Officer
(Principal Executive Officer)

/s/ J. Lynn Beckstead, Jr. .	Vice President of Mortgage Operations	October 20, 2015
J. Lynn Beckstead, Jr.	and Director

/s/ Jason G. Overbaugh	Vice President and Director	October 20, 2015
Jason G. Overbaugh

/s/ S. Andrew Quist	Vice President and Director	October 20, 2015
S. Andrew Quist

/s/ John L. Cook	Director	October 20, 2015
John L. Cook

/s/ Gilbert A. Fuller	Director	October 20, 2015
Gilbert A. Fuller

/s/ Robert G. Hunter	Director	October 20, 2015
Robert G. Hunter

/s/ H. Craig Moody	Director	October 20, 2015
H. Craig Moody

/s/ Norman G. Wilbur	Director	October 20, 2015
Norman G. Wilbur

/s/ Garrett S. Sill	Chief Financial Officer and Treasurer	October 20, 2015
Garrett S. Sill	(Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit No.  Description

5.1   Opinion of Mackey Price & Mecham, P.C. as to legality (including consent)

23.1 Consent of Eide Bailly LLP

23.2 Consent of Mackey Price & Mecham, P.C. (included in Exhibit 5.1 above)

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